EXHIBIT 5.1

September 9, 2010

Photronics, Inc.
15 Secor Road
Brookfield, CT 06804

Re:	Photronics, Inc. Registration Statement on Form S-8
(“Registration Statement”)

Ladies and Gentlemen:

     I am furnishing this opinion of counsel to Photronics, Inc., a Connecticut corporation (the “Company”), for filing as Exhibit 5.1 to the Registration Statement relating to the issuance of up to 300,000 shares of the Company's common stock, par value $0.01 per share (the “Shares”), pursuant to the Photronics, Inc. Employee Stock Purchase Plan, as amended, at the Annual Meeting of Shareholders on April 8, 2010 (the “Plan”).

     For purposes of rendering this opinion, I have examined the Plan, as amended, the Certificate of Incorporation, as amended, and Bylaws of the Company, and the originals, or copies certified or otherwise identified to my satisfaction, of records of corporate proceedings of the Company, certificates of public officials and of representatives of the Company, and such other documents and records as I deemed necessary. In such examination I have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to me as originals and the conformity to original documents of documents submitted to me as certified or photostatic copies.

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     Based upon my examination as aforesaid, and in reliance upon my examination of such questions of law as I deemed relevant under the circumstances, I am of the opinion that:

(1)	The Company is a corporation duly incorporated and legally existing under the laws of the State of Connecticut.

(2)	The Shares to be issued upon the exercise of stock options and the grant of restricted stock in accordance with the terms of the Plan will be duly authorized and validly issued, and will be fully paid and non-assessable when stock options shall have been properly exercised and the exercise price shall have been paid for the Shares in accordance with the terms of the Plan.

     I hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, I do not thereby admit that I belong to the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder. Please note that I am Vice President, General Counsel and Secretary of the Company and hold 66,500 options to purchase shares of the Company's Common stock of which 4,500 are vested; 1,500 shares of restricted stock of the Company of which 750 shares are vested; 600 shares of the Company's Common stock purchased through the Company's Employee Stock Purchase Plan (the “ESPP”) and I have subscribed to purchase an additional 1,200 shares through the ESPP.

Very truly yours, /s/ Richelle E. Burr Richelle E. Burr Vice President, General Counsel and Secretary Photronics, Inc.

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